Exhibit 107
Calculation of Filing Fee Tables
S-1
(Form Type)
Quantum Corporation
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to be Paid	Equity	Common Stock, $0.01 par value per share	Rule 457(a)	2,302,733	$33.61	$77,394,856.13	0.00015310	$11,849.16
Total Offering Amounts				2,302,733		$77,394,856.13		$11,849.16
Total Fees Previously Paid								—
Total Fee Offsets								—
Net Fee Due								$11,849.16
(1)Consists of 42,158 shares of common stock, 0.01 par value per share (the “common stock”), of Quantum Corporation (the “Company”) previously issued by the Company to the selling stockholder named herein (the “Selling Stockholder”) and 2,260,575 shares of common stock that are available to be issued and sold by the Company to the Selling Stockholder from time to time pursuant to a standby equity purchase agreement, dated as of January 24, 2025, between the Company and the Selling Stockholder, subject to satisfaction of the conditions set forth therein. Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), the registrant is also registering hereunder an indeterminate number of shares that may be issued and resold resulting from stock splits, stock dividends or similar transactions.
(2)Estimated in accordance with Rule 457(c) under the Securities Act solely for the purpose of calculating the registration fee based on the average of the high and low sales price per share of common stock as reported on the Nasdaq Global Market on January 24, 2025 (such date being within five business days of the date that this registration statement was filed with the Securities and Exchange Commission).